Exhibit 10.2
CHART INDUSTRIES, INC.
AMENDMENT NO. 6
TO
EMPLOYMENT AGREEMENT
This Amendment No. 6 (the “Amendment”) to the Employment Agreement, dated February 26, 2008 and subsequently amended effective January 1, 2009, June 1, 2010, January 1, 2012, January 1, 2013 and January 1, 2014 (the “Agreement”), by and between Chart Industries, Inc. (the “Company”) and Kenneth J. Webster (“Executive”), is effective April 15, 2016.
WITNESSETH:
WHEREAS, the Company and the Executive desire to amend the Agreement; and
WHEREAS, the parties reserved the right to amend the Agreement pursuant to Section 13.c thereof.
NOW, THEREFORE, pursuant to Section 13.c of the Agreement, and effective as of April 15, 2016, the parties hereby amend the Agreement as follows:
1. Delete Section 2.a. of the Agreement in its entirety and replace with “During the Employment Term, Executive shall serve as the Company’s Vice President and Chief Financial Officer, effective April 15, 2016. In such position, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, which duties, authority and responsibility are consistent with the position of Vice President and Chief Financial Officer of the Company.”
2. In Section 3 of the Agreement, delete the dollar amount “$260,000” and replace with “$395,000”.
3.  In Section 7.b. of the Agreement, delete “$800” and replace with “$1,000”.
4. In Section 8(c)(v)(B)(1), delete “100%” and replace with “150%”.
5. In Section 8(c)(v)(B)(2), in each case in which it appears, delete “100%” and replace with “150%”.
6. In Section 8(c)(v)(C), replace “twelve (12) months” with “eighteen (18) months”.
7. In Section 8(c)(vi)(B)(1), delete “100%” and replace with “200%”.
8. In Section 8(c)(vi)(B)(2), in each case in which it appears, delete “100%” and replace with “200%”.

9. In Section 8(c)(vi)(C), replace “twelve (12) months” with “twenty-four (24) months” and add the following at the end of such clause before the period “; provided that during any portion of that period beyond eighteen (18) months following Executive’s Date of Termination, to the extent coverage under the Company’s group health plans is not permissible under the terms of such plans, the Company may, in lieu of providing such coverage, pay Executive an amount equal to the premium subsidy the Company otherwise would have paid on Executive’s behalf for such coverage during the balance of such period.”.
10. In Section 10.a., delete subparagraph (i) before subparagraph (A) thereof and replace with “During the Employment Term and the eighteen (18) months following the date of Executive’s Termination of Employment or, if any benefits are paid to Executive pursuant to subparagraph (vi) of Section 8.c. of this Agreement, the twenty-four (24) months following the date of Executive’s Termination of Employment (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or customer or prospective client or customer:”.
11. Except as set forth herein, the Agreement is not modified or amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment.

CHART INDUSTRIES, INC.	KENNETH J. WEBSTER
("Company")	("Executive")

By: /s/ Samuel F. Thomas	/s/ Kenneth J. Webster

Name: Samuel F. Thomas
Title: Chairman, Chief Executive Officer and President